Exhibit 99.1

Media Relations: Michael Wassmer | 901-597-1706 | michael.wassmer@servicemaster.com

Investor Relations: Brian Turcotte | 901-597-3282 |  brian.turcotte@servicemaster.com

Terminix closes its transaction with Copesan Services, Inc.

Industry-leading pest and termite control company strengthens its market position in commercial pest control business

MEMPHIS,  Tenn.  (March 30, 2018) – Terminix®, a leading provider of pest and termite control services in the United States and a ServiceMaster® (NYSE:SERV) company, today announced the closing of its transaction with Copesan Services, Inc., one of the largest national providers of commercial pest management in the country.

“This combination will significantly improve Terminix’s capabilities in commercial pest control as Copesan, under its brand, will provide us with significant expertise, system capabilities and processes for delivering pest management solutions to sophisticated commercial customers,” said Kelly Kambs, president, Terminix commercial. “Copesan is a perfect complement to our growing business, and signifies the vast potential we see in the commercial market.”

“We’re excited to combine our organization with Terminix,” said Deni Naumann, president of Copesan Services, Inc. “We’ve built our brands through exceptional account management and service quality; outstanding care for our employees; and by consistently delivering on our commitments—all tenants of the ServiceMaster framework for success. We’re confident Copesan’s national coverage and local service expertise, will continue to exceed the expectations of our clients, both current and new.”

Founded in 1958, Copesan Services, Inc. is a commercial pest management company with an outstanding client retention rate and industry-leading commercial processes, protocols, training and tools. The company’s 270 employees will continue to operate business under its three brands –  Copesan National Accounts throughout North America; Wil-Kil Pest Control in Wisconsin, Minnesota, Iowa, Illinois and upper peninsula of Michigan; and Holder’s Pest Solutions in Texas.

LR Tullius represented and acted as exclusive financial advisor to Copesan Services during the transaction.

The strategic move reiterates the strong commitment ServiceMaster has made to focus on and grow the Terminix commercial pest control business.

For more about Terminix, visit Terminix.com.

Terminix is the leading provider of pest and termite control services in the United States.  Headquartered in Memphis,  Tenn., Terminix services approximately 2.7 million residential and commercial customers in 47 states and 19 countries.  Terminix provides pest control services and protection against termites,  rodents and other pests.  Terminix is a business unit of ServiceMaster Global Holdings,  Inc. (NYSE:  SERV), a leading provider of essential residential and commercial services.  Terminix is the Official Pest Control Specialist of Minor League BaseballTM.  To learn more about Terminix,  visit www.Terminix.com.

ServiceMaster  (NYSE: SERV)  solves the homeowner’s dilemma.  Every day,  we visit more than 75,000 homes and businesses through our extensive service network of expert professionals.  Technology powers our trusted experts to engage with customers so they can order,  buy and receive services when,  where and how they want them.  Our well-recognized brands include American Home Shield  (home warranties), AmeriSpec  (home inspections), Furniture Medic  (furniture repair), Merry Maids  (residential cleaning), ServiceMaster Clean  (janitorial and residential floor cleaning), ServiceMaster Restore  (disaster restoration)  and Terminix  (termite and pest control). ServiceMaster is the Official Home Services Provider of Minor League BaseballTM.  Like,  follow, or visit us at facebook.com/ServiceMaster,  linkedin.com/ServiceMaster,  twitter.com/ServiceMaster,  or servicemaster.com.